EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into effective as of the 31st day of January, 2011 (the “Effective Date”) by and between Everett Willard “Will” Gray II, a resident of the State of Texas (“Executive”), and CROSS BORDER RESOURCES, INC., a Nevada corporation having its principal office at 22610 US Hwy 281 North, Suite 218, San Antonio, Texas, 78258 (the “Company”).

WHEREAS, the Company is an oil and gas exploration and production company headquartered in San Antonio, Texas focused on drilling exploratory and developmental wells in the Permian Basin region of the United States; and

WHEREAS, the Company desires to employ Executive and to incentive and reward Executive’s effort, loyalty and commitment to the Company and Executive desires to be employed by the Company, pursuant to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties agree as follows:

1.           Employment.

1.1           Term.  Effective as of the Effective Date, the Company hereby employs Executive, and Executive hereby accepts such employment, on the terms and conditions set forth herein, for the period commencing on the Effective Date and continuing until for an initial period of two (2) years (the “Initial Term”).  Thereafter, this Agreement shall automatically renew in successive one (1) month terms (each, a “Renewal Term”).  The Initial Term and each Renewal Term, or any portion thereof, are collectively referred to as the “Term.”  Notwithstanding the provisions of this Section 1.1, this Agreement may be terminated prior to the expiration of the Initial Term or any Renewal Term in accordance with the provisions herein.

1.2           Services.  The Company hereby agrees to employ Executive in the role of the Company’s Chairman and Chief Executive Officer, and Executive hereby accepts such employment with the Company on the terms and conditions set forth herein.  Executive shall perform all activities and services as the Company’s Chairman and Chief Executive Officer on a full-time basis, which shall include duties and responsibilities as the Company’s Board of Directors may from time-to-time reasonably prescribe consistent with the duties and responsibilities of the Chairman and Chief Executive Officer of the Company (the “Services”).  Executive shall use his best efforts to make himself available to render such Services on a full-time basis to the best of his abilities.  The Services shall be performed in a good professional and workmanlike manner by Executive, to the Company’s reasonable satisfaction.  Executive agrees that he shall not be employed by or provide consulting services to any other person or entity without the prior written consent of the Company.

1.3           Location.  Executive shall perform the Services primarily from the Company’s Midland, Texas office.

2.           Compensation/Issuance of Options.  In consideration for Executive entering into this Agreement with the Company and performing the Services required hereunder during the Term of this Agreement:

2.1          Annual Salary.  Executive shall be entitled to receive an annual base salary at the rate of $200,000, as may be adjusted from time to time (the “Annual Base Salary”).  The Annual Base Salary shall be payable in accordance with normal payroll practices of the Company.

2.2          Bonus Compensation.  Executive shall be eligible to receive such bonuses as may be determined appropriate in the sole discretion of the Company’s Compensation Committee or Board of Directors from time-to-time; provided, however, that nothing herein shall obligate the Company to pay any bonus to Executive at any time.  To the extent a bonus is granted, it shall be paid no later than March 15th of the tax year following the year in which it is earned and vested.

2.3          Option Grant.  At the Effective Date, the Company shall cause the Plan Administrator (as defined in the Plan) to grant Executive an Option Award (as defined in the Plan) to purchase an aggregate of six hundred fifty thousand (650,000) shares (the “Option Award Shares”) of the Company’s common stock.  The Option Award Shares shall vest and be exercisable in accordance with the provisions of the Company’s 2009 Stock Incentive Plan, as may be amended from time to time (the “Plan”), and any instrument or agreement governing the Option Award (the form of which is attached hereto as Exhibit A) granted to Executive.

3.           Benefits.  During the Term of this Agreement, Executive will be entitled to participate in the following benefit plans to the extent available through the Company in accordance with the policies and plans adopted by the Company, as may be amended from time-to-time:

3.1          Retirement Plans.  Executive shall be entitled to participate in the Company’s 401(k), profit sharing and other retirement plans presently in effect or hereafter adopted by the Company, to the extent that such plans exist and relate generally to all employees of the Company.  Executive shall be able to contribute up to the legal limit, as a percentage of his annualized salary, into any such plan.

3.2          Vacation.  The Executive will be entitled to take up to four (4) weeks of paid vacation each calendar year during the term of this Agreement. Except as provided in the Company's general employment policies or as otherwise provided in this Agreement, no additional compensation will be paid for failure to take vacation and no vacation may be carried forward from one calendar year to another.

3.3          Expense Reimbursement.  Executive shall be reimbursed by the Company for all ordinary and customary business expenses, including travel and other disbursements pre-approved by the Company’s Chief Financial Officer or the Company’s Board of Directors.  Executive shall provide such appropriate documentation regarding such expenses and disbursements as Company may reasonably require.  Reimbursement shall occur once per month and must be paid no later than the end of the Company’s taxable year following the taxable year in which such expenses are incurred.

3.4          Health Insurance.  Executive, Executive’s spouse and any children of Executive (the “Executive’s Family”) shall be entitled to participate in health, hospitalization, disability, dental and other such health-related benefits and/or insurance plans that the Company may have in effect from time-to-time.

3.5           Automobile and Related Expenses. Executive shall be entitled to receive a monthly automobile allowance of $1,300.00, which shall cover monthly lease payments, fees, tags, insurance premiums and fuel and maintenance expenses regarding such automobile.

3.6           Other Benefits.  Executive shall also be entitled to such other benefits as the Company may from time-to-time generally provide to its personnel, at the discretion of and as permitted by the Company’s management.

4.           Executive Representations and Warranties as to Employability. Executive hereby represents and warrants to the Company that:

(a)           The execution, delivery and performance by Executive of this Agreement does not conflict with, breach or violate any other agreement to which Executive is a party or by which he is bound;

(b)           Upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms; and

(c)           Executive hereby acknowledges and represents that he has been given the opportunity to consult with independent legal counsel regarding Executive’s rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein.

5.           Termination of Employment.  This Agreement will continue in effect until the expiration of the Term unless earlier terminated pursuant to this Section 5.

5.1           Termination by the Company. The Company will have the following rights to terminate this Agreement prior to the expiration of the Term:

(a)           Non-Renewal.  The Company may elect not to renew this Agreement by the service of written notice to the Executive not less than ninety (90) days prior to the expiration of the Initial Term or not less than thirty (30) days prior to the expiration of any Renewal Term (the “Company Non-Renewal Notice”).  In the event the Company timely delivers a Company Non-Renewal Notice to Executive, Executive will be paid his current Annual Base Salary for the remainder of the Initial Term or a Renewal Term, as the case may be, plus a lump sum cash payment for any accrued but unused vacation through the end of the Initial Term or a Renewal Term, as the case may be, in accordance with the Company’s employment policies.  Executive shall not be entitled to any further payments or benefits after the effective date of termination.

(b)           Termination without Cause. The Company may terminate this Agreement without Cause at any time by the service of written notice of termination to the Executive specifying an effective date of such termination not sooner than (i) ninety (90) days after the date of such notice, if such notice is delivered during the Initial Term, and (ii) thirty (30) days after the date of such notice, if such notice is delivered during any Renewal Term (the “Company Termination Date”). In the event Executive is terminated without Cause by the Company (other than for death or Disability) during the Initial Term, Executive will be paid the following compensation within sixty (60) days of the Company Termination Date: (a) a lump sum cash payment in an amount equal to the greater of (i) one month of Executive’s Annual Base Salary multiplied by the number of months (and partial months) remaining on the Initial Term, and (ii) six (6) months of Executive’s Annual Base Salary; plus (b) a lump sum cash payment for any accrued but unused vacation through the Company Termination Date in accordance with the Company’s employment policies.  In the event Executive is terminated without Cause by the Company (other than for death or Disability) during any Renewal Term, Executive will be paid the following compensation within sixty (60) days of the Company Termination Date: (a) a lump sum cash payment in an amount equal to one month of Executive’s Annual Base Salary; plus (b) a lump sum cash payment for any accrued but unused vacation through the Company Termination Date in accordance with the Company’s employment policies.

(c)           Termination for Cause. The Company may terminate this Agreement for Cause by service of written notice of the event constituting Cause, and such Cause continues for a period of thirty (30) days after written notification; provided, however, that in the event Cause can’t or is unable to be cured, then subject to this subsection (b), termination for Cause shall happen immediately following delivery of written notice.  In the event this Agreement is terminated by the Company for Cause, the Company will not have any further obligations towards Executive hereunder including, without limitation, any obligation of the Company to provide any further payments or benefits to the Executive after the effective date of such termination.  For purposes of this Agreement, “Cause” shall mean any of the following: (1)  an intentional act of fraud, embezzlement, theft or any other material violation of law by Executive; (2)  grossly negligent or intentional damage to the Company’s reputation or assets caused by Executive; (3) grossly negligent or intentional disclosure by Executive of Confidential Information (as defined below) contrary to Executive’s obligations set forth herein; (4) the willful and continued failure by Executive to substantially perform required duties for the Company (other than as a result of Disability or death); (5) a material breach of this Agreement by Executive; or (6) the willful engagement in illegal conduct, gross misconduct by Executive, or a clearly established violation by Executive of the Company’s written policies and procedures, which is demonstrably and materially injurious to the Company, monetarily or otherwise.  Any termination for Cause must be approved by a majority of the disinterested or independent members of the Board of Directors.  If written notice has been delivered to Executive alleging termination for Cause, Executive will have the right to request a Board of Directors meeting to be held at a mutually agreeable time and location to be attended by the members of the Board of Directors, at which meeting Executive will have an opportunity to be heard. Failing such determination and opportunity for hearing within thirty (30) days after delivery of the Company’s written notice, any termination of this Agreement will be deemed to have occurred without Cause.

5.2          Termination by Executive.

(a)           Non-Renewal.  Executive may elect not to renew this Agreement by the service of written notice to the Company not less than (i) ninety (90) days after the date of such notice, if such notice is delivered during the Initial Term, and (ii) thirty (30) days after the date of such notice, if such notice is delivered during any Renewal Term (the “Executive Non-Renewal Notice”).  In the event Executive timely delivers an Executive Non-Renewal Notice to the Company, Executive will be paid his current Annual Base Salary for the remainder of the Initial Term or the Renewal Term, as the case may be, plus a lump sum cash payment for any accrued but unused vacation through the end of the Initial Term or the Renewal Term, as the case may be, in accordance with the Company’s employment policies.  Executive shall not be entitled to any further payments or benefits after the effective date of termination.

(b)           Termination Without Good Reason.  Executive may voluntarily terminate this Agreement without Good Reason by the service of written notice of such termination to the Company specifying an effective date of such termination ninety (90) days after the date of such notice (the “Executive Termination Date”), during which time Executive may use remaining accrued vacation days, or at the Company’s option, be paid for such days. In the event this Agreement is terminated by Executive without Good Reason, the Company will not have any further obligations to Executive including, without limitation, any obligation of the Company to provide any further payments or benefits to the Executive after the effective date of such termination.

(c)           Termination for Good Reason.  Executive may terminate this Agreement for Good Reason by service of written notice of the event constituting Good Reason, and such Good Reason continues for a period of thirty (30) days after written notification; provided, however, that in the event such Good Reason can’t or is unable to be cured, then, subject to this subsection (b), termination for Good Reason shall happen immediately following delivery of written notice.  Notice shall be provided within one (1) year of the date of the event constituting Good Reason occurred.  In the event Executive terminates this Agreement for Good Reason during the Initial Term, then Executive will be paid the following compensation within sixty (60) days of the Executive Termination Date: (a) a lump sum cash payment in an amount equal to the greater of (i) one month of Executive’s Annual Base Salary multiplied by the number of months (and partial months) remaining on the Initial Term, and (ii) six (6) months of Executive’s Annual Base Salary; plus (b) a lump sum cash payment for any accrued but unused vacation through the Executive Termination Date in accordance with the Company’s employment policies.  In the event Executive terminates this Agreement for Good Reason during any Renewal Term, the Executive will be paid the following compensation within sixty (60) days of the Executive Termination Date: (a) a lump sum cash payment in an amount equal to one month of Executive’s Annual Base Salary; plus (b) a lump sum cash payment for any accrued but unused vacation through the Company Termination Date in accordance with the Company’s employment policies.  For purposes of this Agreement, “Good Reason” shall mean any of the following: (1) a material diminution in Executive’s authority, duties, or responsibilities (including reporting responsibilities), except in connection with the termination of his employment for Cause, or as a result of his Disability or death; (2) a material diminution in Executive’s Annual Base Salary, except in the case of consent or in the case the Company had a net loss for the previous fiscal year; (3) the Company requiring Executive (without the consent of Executive) to be based at any place outside a fifty (50) mile radius of his place of employment immediately prior to such proposed relocation, except for reasonably required travel on the Company’s business; (4) any material breach by the Company of any provision of this Agreement; or (5) any purported termination of Executive’s employment for Cause by the Company which does not otherwise comply with the terms of this Agreement.  If written notice has been delivered to the Company alleging termination for Good Reason, the Board of Directors of the Company will have the right to request a meeting with Executive to be held at a mutually agreeable time and location, at which meeting the Company and Executive will have an opportunity to be heard. Failing such determination and opportunity for hearing within thirty (30) days after delivery of Executive’s written notice, any termination of this Agreement by Executive will be deemed to have occurred without Good Reason.

5.3          Termination After Corporate Transaction. If during the Term of this Agreement a Corporate Transaction (as hereafter defined) occurs and within twelve (12) months thereafter, Executive has a Separation of Service (as hereafter defined) from the Company for a reason other than death, Disability, termination for Cause, termination without Good Reason, or termination at the end of the Initial Term or any Renewal Term by delivery of an Executive Non-Renewal Notice, then Executive will be entitled to a severance payment (in addition to any other rights and other amounts payable to the Executive under this Agreement or otherwise through the date of the Separation of Service), within ten (10) days of the Separation of Service, as if he had been terminated without Cause.  Executive’s right to the foregoing payment shall not be in addition to any payment Executive may be entitled to but in lieu of such payment.

(a)           For the purpose of this Agreement, a “Corporate Transaction” means the occurrence of any of the following:

(1)           The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (i) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”).

(2)           The individuals who, as of the date hereof, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors. Any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, is approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered a member of the Incumbent Board as of the date hereof, but any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board will not be deemed a member of the Incumbent Board as of the date hereof.

(3)           The consummation of a reorganization, merger, consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the surviving company’s outstanding shares of common stock or the combined voting power.

(4)           The approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

(b)           For the purpose of this Agreement, a “Separation of Service” has the meaning set forth in Section 409A of the Code and the Treasury regulations issued thereunder, as amended from time to time, including without limitation, executive provides services to the Company or an affiliate (as an employee or independent contractor) at a level 20% or less of the level of services being provided by Executive prior to such departure or change in status, as measured over the past three (3) years (or shorter period of actual employment.)

5.4          Disability of Executive. If Executive suffers from a mental or physical impairment that is expected to result in death or that has lasted or is expected to last for a continuous period of twelve (12) months or more and that causes Executive to be unable, in the opinion of the Company's Board of Directors, to perform his or her duties for the Company and to be engaged in any substantial gainful activity (a “Disability”), Executive may be terminated by the Company.  If Executive is terminated for a Disability, Executive will be entitled to receive a pro-rated portion of Executive’s then current Annual Base Salary for a period of three (3) months following the Disability.

5.5          Death of Executive. If Executive dies during the term of this Agreement, the Company may thereafter terminate this Agreement without compensation to the Executive's estate except the Company will be obligated to continue for twelve (12) months after the effective date of such termination to pay a pro-rated portion of Executive’s then current Annual Base Salary payments under this Agreement.

5.6          Effect of Termination. Subject to the surviving covenants and obligations contained herein, the termination of this Agreement will terminate all obligations of Executive to render services on behalf of the Company. Except as otherwise provided in this Section 5 or in the Option Award agreement, no accrued bonus, severance pay or other form of compensation will be payable by the Company to Executive by reason of the termination of this Agreement. In the event that payments are required to be made by the Company under this Section 5, Executive will not be required to seek other employment as a means of mitigating the Company’s obligations hereunder resulting from termination of Executive’s employment and the Company’s obligations hereunder (including payment of severance benefits) will not be terminated, reduced or modified as a result of Executive’s earnings from other employment or self-employment. All keys, entry cards, credit cards, files, records, financial information, furniture, furnishings, equipment, supplies and other items relating to the Company will remain the property of the Company. Executive will have the right to retain and remove all personal property and effects that are owned by Executive and located in the offices of the Company.

5.7          409A Compliance.  For purposes of this Section 5, any payment or benefit that Executive receives shall be treated as a “separate payment” for the application of Section 409A of the Internal Revenue Code (“Code”).  Executive's entitlement to the benefits provided in this Section 5 are contingent on Executive delivering to the Company and not revoking a Separation Agreement and General Release, the form of which is attached hereto as Exhibit B.  Each payment of “nonqualified deferred compensation” (within the meaning of Code Section 409A) that is conditioned upon the Executive’s execution of a Separation Agreement and General Release and which is payable during the sixty (60) day period after the Executive’s termination of employment, shall be paid in the taxable year following the Employee’s termination of employment if such sixty (60) day period commences in one tax year and ends in a second tax year.  The Company intends to rely on the involuntary separation from service exception of Treasury regulation §1.409A-1(b)(9)(iii) if Executive receives any payment or benefit due to his termination by the Company.  Notwithstanding the foregoing to the contrary, if the Company’s Compensation Committee or Board of Directors determines that Executive is a Specified Employee (as defined below) and any payments under this Section 5 constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code, then such payments due under this paragraph (b) shall be made no earlier than the six (6) month anniversary of the event triggering the payment, if earlier pursuant to Section 409A of the Code.  For purposes of this Agreement, a “Specified Employee” means an employee who, as of the date of the event triggering payment, is a Key Employee of the Company. For purposes herein, an employee is a “Key Employee” if he or she satisfies the requirements of Sections 416(i)(1)(A)(i), (ii), or (iii) of the Code (applied in accordance with applicable Treasury regulations and disregarding Section 416(i)(5) of the Code) at any time during the 12-month period ending on any specified employee identification date.  Any provision of this Agreement that would cause a benefit to fail to satisfy Section 409A of the Code will have no force or effect until amended to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code).

6.           Confidential Information.

6.1           Executive shall maintain the confidentiality of all trade secrets, (whether owned or licensed by the Company) and related or other interpretative materials and analyses of the Company’s projects, or knowledge of the existence of any material, information, analyses, projects, proposed joint ventures, mergers, acquisitions, divestitures and other such anticipated or contemplated business ventures of the Company, and other confidential or proprietary information of the Company (“Confidential Information”) obtained by Executive as result of this Agreement during the term of the Agreement and for two (2) years following termination of Executive’s employment with the Company.

6.2           Upon expiration or termination of this Agreement, Executive shall turn over to a designated representative of the Company all property in Executive’s possession and custody and belonging to the Company.  Executive shall not retain any copies or reproductions of correspondence, memoranda, reports, notebooks, drawings, photographs or other documents relating in any way to the affairs of the Company and containing Confidential Information which came into Executive’s possession at any time during the term of this Agreement.

6.3           Executive acknowledges that the Company is a public company registered under the Exchange Act, and that this Agreement may be subject to the filing requirements of the Exchange Act.  Executive acknowledges and agrees that the applicable insider trading rules and limitations on disclosure of non-public information set forth in the Exchange Act and rules and regulations promulgated by the Securities and Exchange Commission (the “SEC”) shall apply to this Agreement and Executive’s employment with the Company.  Executive (on behalf of himself as well as his executors, heirs, administrators and assigns) absolutely and unconditionally agrees to indemnify and hold harmless the Company and all of its past, present and future affiliates, executors, heirs, administrators, shareholders, employees, officers, directors, attorneys, accountants, agents, representatives, predecessors, successors and assigns from any and all claims, debts, demands, accounts, judgments, causes of action, equitable relief, damages, costs, charges, complaints, obligations, controversies, actions, suits, proceedings, expenses, responsibilities and liabilities of every kind and character whatsoever (including, but not limited to, reasonable attorneys’ fees and costs) in the event of Executive’s breach or alleged breach of any obligation under the Exchange Act, any rules promulgated by the SEC and any other applicable federal or state laws, rules, regulations, or orders.

6.4          The parties agree that the provisions of this Section 6 shall survive any termination of this Agreement.

7.           Non-Competition and Non-Solicitation.

7.1           Executive agrees that during the Term and for a period of two (2) years thereafter, he will not, directly or indirectly:

(i)            compete with the Company or work for a competitor of the Company with oil and gas interests within 100 miles of the Company’s oil and gas interests, or hold oil and gas interests, in the territory or basin(s) in which the Company holds oil and gas interests, other than the oil and gas interests he currently holds as of the date hereof,

(ii)           solicit any operator or holder of mineral or other land rights to change, terminate, or alter its relationship with the Company or induce any such operator or holder to not renew any then existing relationship with the Company, or

(iii)          solicit any employee, consultant, or operator of the Company to change its relationship with the Company, or hire or offer employment to any person to whom the Executive actually knows the Company has offered employment.

7.2          Executive agrees to be bound by the provisions of this Section 7 in consideration for the Company’s employment of Executive, payment of the compensation and benefits provided under Sections 2, 3 and 5 above and the covenants and agreements set forth herein.  The provisions of this Section 7 shall apply from the date of any termination of Executive’s employment with the Company and for a period of two (2) years thereafter; provided, however, that the provisions of this Section 7 shall cease to apply immediately upon any Corporate Transaction (as defined herein).  The parties agree that the provisions of this Section 7 shall survive any termination of this Agreement, Executive will continue to be bound by the provisions of this Section 6 until their expiration and Executive shall not be entitled to any compensation from the Company with respect thereto except as provided under this Agreement.

7.3          Executive acknowledges that the provisions of this Section 7 are essential to protect the business and goodwill of the Company.  If at any time the provisions of this Section 7 shall be determined to be invalid or unenforceable by reason of being vague or unreasonable as to area, duration or scope of activity, this Section 7 shall be considered divisible and shall become and be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter; and the Executive agrees that this Section 7 as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

8.           Non-Disparagement.  Both the Company and Executive agree that neither they nor any of their respective affiliates, predecessors, subsidiaries, partners, principals, officers, directors, authorized representatives, agents, employees, successors, assigns, heirs or family members shall disparage or defame any other party hereto relating in any respect to this Agreement, their relationship or the Company’s employment of Executive.

9.           Violation of Securities Laws. As a material inducement to the Company to enter into this Agreement, Executive agrees to promptly inform the Company if Executive is the subject of any regulatory agency’s investigation for violation of state or federal securities law or has a judgment against him for violation of these laws in any civil action in any court.

10.         Notices.  Any notice required or permitted under this Agreement shall be personally delivered or sent by recognized overnight courier or by certified mail, return receipt requested, postage prepaid, and shall be effective when received (if personally delivered or sent by recognized overnight courier) or on the third day after mailing (if sent by certified mail, return receipt requested, postage prepaid) to Executive at the address indicated on the signature page of this Agreement and to the Company at the address above.  Either party may designate a different person to whom notices should be sent at any time by notifying the other party in writing in accordance with this Agreement.

11.         Survival of Certain Provisions.  Those provisions of this Agreement which by their terms extend beyond the termination or non-renewal of this Agreement (including all representations, warranties, and covenants of the parties) shall remain in full force and effect and survive such termination or non-renewal.

12.         Severability.  Each provision of this Agreement shall be considered severable such that if any one provision or clause conflicts with existing or future applicable law, or may not be given full effect because of such law, this shall not affect any other provision which can be given effect without the conflicting provision or clause.

13.         Entire Agreement.  This Agreement, the exhibits and any addendum hereto contain the entire agreement and understanding between the parties, and supersede all prior agreements and understandings relating to the subject matter hereof. There are no understandings, conditions, representations or warranties of any kind between the parties except as expressly set forth herein.  This Agreement supersedes and terminates any and all prior employment agreements or arrangements between the Company and Executive.

14.         Assignability.  Executive may not assign this Agreement to any third party for whatever purpose without the express written consent of the Company.  The Company may not assign this Agreement to any third party without the express written consent of Executive except by operation of law, or through a Corporate Transaction.  The provisions of this Agreement shall inure to the benefit of and be binding upon the parties and their respective representatives, successors, and assigns.

15.         Waiver.  The failure of a party to enforce the provisions of this Agreement shall not be construed as a waiver of any provision or the right of such party thereafter to enforce each and every provision of this Agreement.

16.         Amendments.  No amendments of this Agreement shall be binding upon the Company or Executive unless made in writing, signed by the parties hereto, and delivered to the parties at the addresses provided herein.

17.         Governing Law.  This Agreement shall be governed by and construed under the internal laws of the State of Texas, without regard to the principles of comity and/or the applicable conflicts of laws of any state that would result in the application of any laws other than the State of Texas.

18.         Jurisdiction.  Executive and the Company agree and consent that any legal action, suit or proceeding seeking to enforce any provision of this Agreement shall be instituted and adjudicated solely and exclusively in any court of general jurisdiction in Texas, or in the United States District Court having jurisdiction in Texas and Executive and the Company agree that venue will be proper in such courts and waive any objection which they may have now or hereafter to the venue of any such suit, action or proceeding in such courts, and each hereby irrevocably consents and agrees to such jurisdiction.

19.         Counterparts and Electronic Signatures.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same Agreement.

20.         Excise Tax.  Notwithstanding anything to the contrary contained in this Agreement, if and to the extent that any payments and rights provided under this Agreement would cause Executive to be subject to excise tax under Section 280G or Section 4999 of the Code, then the amount of the payments shall be reduced to the extent necessary to avoid imposition of any such excise tax.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

CROSS BORDER RESOURCES, INC.

By:	/s/ Lawrence J. Risley
Lawrence J. Risley
President and COO

EXECUTIVE

/s/ Everett Willard “Will” Gray II
EVERETT WILLARD “WILL” GRAY II

EXHIBIT A

Form of Option Award Agreement

[see attached]

Exhibit B

Form of Separation Agreement and General Release

SEPARATION AGREEMENT AND GENERAL RELEASE

THIS SEPARATION AGREEMENT AND GENERAL RELEASE (this “Agreement”) is entered into this ___ day of ___________, 20__, by and between _______________ (“Executive”) and CROSS BORDER RESOURCES, INC. (the “Company”) (collectively referred to as the “Parties”) to resolve all issues related to or arising out of Executive’s former employment with Company and Executive’s termination of employment on the Termination Date.  This Agreement becomes effective on the eighth (8th) day after it is executed by Executive.  In consideration of the mutual covenants contained herein, the sufficiency of which the Parties acknowledge, the Parties agree as follows:

1.           Termination Date.  Executive was provided notice, or Executive provided notice to the Company, on _____________ (the “Notice Date”) that his/her last day of employment with the Company shall be __________________ (the “Termination Date”).

2.           Transition Period.  For the period that begins on the Notice Date and ends on the Termination Date (the “Transition Period”), Executive shall continue to perform, in good-faith and with his/her best efforts, his/her employment responsibilities (as described Paragraph 1 of the Executive’s Employment Agreement dated January 31, 2011 which is incorporated herein by reference) (the “Employment Agreement”) for the Company during normal work hours. The Company will pay Executive, subject to normal tax and other payroll withholdings, Executive’s regular salary during the Transition Period pursuant to the regularly scheduled payroll practice of the Company.  Notwithstanding any provision in this Agreement to the contrary, the Company reserves the right to terminate Executive’s employment during the Transition Period if such Executive does not perform, in good-faith and with his/her best efforts, his/her employment responsibilities during normal work hours.  In the event Company terminates Executive’s employment or the Executive resigns during the Transition Period, the terms and conditions of this Agreement shall become null and void.

3.           Payments on Termination Date. The Company will pay Executive, subject to normal tax and other payroll withholdings (a) Executive’s earned, but unpaid regular salary through the Termination Date, and (b) Executive’s earned, but unused vacation time through the Termination Date.  The Company shall pay Executive the amounts described in (a) and (b) above in the pay check immediately following his/her Termination Date.  The Company will extend Executive’s current Company group medical, dental and vision benefit coverage, if any, through the Termination Date.  The continuation of coverage during the Transition Period shall not count toward satisfying the health care continuation coverage requirements of the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”).

4.           Severance Benefit.  In consideration for the agreements and releases by Executive set for below, Company agrees that during the sixty (60) day period following the later of (a) the end of the Transition Period, or (b) the end of the Revocation Period (defined in Paragraph 21 of this Agreement) with no revocation of this Agreement by Executive, the company shall pay Executive an amount in accordance with the Employment Agreement; provided, however, that if such sixty (60) day period commences in one tax year and ends in a second tax year, the Company shall pay Executive in the second tax year (“Severance Benefit”).  Executive acknowledges and agrees that, but for his/her execution of this Agreement, he would not be entitled to the Severance Benefit described above. In the event of death of the Executive, any remaining Severance Benefit shall be paid to the estate of the Executive.  In the event the Company terminates Executive’s employment or the Executive resigns during the Transition Period, the terms and conditions of this Agreement shall become null and void.

5.           Termination of Benefits.  Executive acknowledges that Company has explained Executive’s right under COBRA and understands that he/she has sixty (60) days from his/her Termination Date to notify the Company and formally elect COBRA continuation coverage.  Executive acknowledges and agrees that he/she is solely responsible to pay all costs of any COBRA continuation coverage which he/she may elect.  Executive further acknowledges that his/her participation in and entitlement to any and all other compensation, fringe benefits, Executive benefit plans (either Executive welfare benefit plans or Executive benefit pension plans) cease on his/her Termination Date.

6.           No Wrongdoing by Company.  Executive acknowledges and agrees that Company has not discriminated against, breached any contracts with, committed any tort against or otherwise acted in an unlawful manner towards Executive.

7.           Released Parties.  As used in this Agreement, the term “Released Parties” means the Company and any of its affiliated businesses, partners, and joint ventures, and its predecessors, successors, heirs and assigns, and its past, present, and future directors, officers, members, agents, attorneys, Executives, representatives, trustees, administrators, fiduciaries and insurers, joint and severally, in their individual, fiduciary and corporate capacities.

8.           Release.

(a)           In consideration of the Severance Benefit which are to be provided under this Agreement, Executive individually and on behalf of Executive’s agents, representatives, attorneys, assigns, heirs, executors and administrators, releases, waives and forever discharges the Release Parties from and for any and all causes of action, claims, liabilities, suits, charges, demands, debts, liens, damages, costs, grievances, agreements, promises, back and front pay, attorneys’ fees, and remedies of any type, known or unknown, liquidated or unliquidated, absolute or contingent, in law or in equity, which could have been filed with any federal, state, local or private court or agency, arbitrator or any other entity including, Executive’s employment with Company, the cessation of this employment, and any alleged act or omission to act by the Released Parties, related to or arising from Executive’s relationship with Company in any and all capacities, as of the date of this Agreement.

(b)           Without limiting the foregoing terms, this Agreement specifically includes and extinguishes all know or unknown claims, suits, actions, causes of action, demands or charges for age, sex, gender, pregnancy, sexual orientation, race, color, national origin, disability discrimination, or discrimination on any other basis, retaliation, “whistle-blowing,” any and all wage claims, breach of contract, wrongful discharge, detrimental reliance, retaliatory discharge, infliction of emotional distress claims, any other tort claims, and any and all claims, suits, actions, causes of action, demands or charges arising from any alleged violation by or on behalf of the Released Parties, of any federal, state or local constitution, statute, regulation, ordinance, order, public policy or common law.

(c)           Nothing in this Agreement precludes Executive from asserting any claim he/she may have pursuant to the Texas Workers’ Compensation Act, nor shall this Agreement preclude Executive from asserting any claim to enforce the terms of this Agreement or for a breach of this Agreement.

This release is not intended to encompass claims for workers' compensation or unemployment benefits. Nor is this release intended to prevent Executive from filing a statutory claim concerning employment with the Company or the termination thereof with the federal Equal Employment Opportunity Commission (“EEOC”), or similar state agencies. However, if Executive does so, or if any such claim is prosecuted in his/her name before any court or administrative agency, Executive waives and agrees not to take any award of money or other damages from such suit.

Further, this release does not limit or proscribe Executive’s non-waivable right to participate as a witness or cooperate in any investigation by the EEOC or other agency, apply to any claim arising out of conduct occurring after the date this Agreement is signed, apply to any claim to enforce the terms of this Agreement or apply to any claim to challenge the validity of this Agreement under the Older Workers’ Benefit Protection Act.

9.           Covenant Not to Sue.  Except for an action arising out of a breach of this Agreement, Executive agrees, on his/her behalf and on behalf of his/her agents, representatives, attorneys, assigns, heirs, executors, and administrators, never to bring (or cause to be brought) any claim against any of the Released Parties regarding any act or failure to act that occurred up to and including the date on which Executive signs this Agreement including, but not limited to, any claim relating to Executive’s employment or separation of employment from Company.  If any such claim has been brought before Executive signs this Agreement, Executive must and will take all steps necessary to cause that claim to be withdrawn and dismissed with prejudice.  If any such action is brought after Executive signs this Agreement, Executive will immediately become ineligible for any further consideration from Company under this Agreement and must, upon written demand by Company, return to Company all consideration that Executive has already received from Company under this Agreement.

10.         Confidentiality of Agreement.  Except as may be specifically required by law, Executive will not disclose, publish, indicate, or communicate any term or provision of this Agreement to any person or entity other than Executive’s spouse, attorney, or (solely to the extent necessary to allow preparation of Executive’s tax returns) accountant or financial advisor.  By signing below, Executive confirms that Executive has honored the terms of this paragraph through the date on which he/she signed this Agreement.

11.         Covenant Not to Compete and Not to Solicit.  [reserved]

12.         No Encouragement of Claims.  Executive will not encourage any person to file a lawsuit, claim, or complaint against any of the Released Parties.  Executive will not assist any person who has filed a lawsuit, claim, or complaint against any of the Released Parties unless Executive is required to render such assistance pursuant to a lawful subpoena or other legal obligation.

13.         Return of Company’s Property.  Executive agrees that he/she shall return to Company all of its property that is in Executive’s possession or control including, without limitation, all keys, computer hardware, materials, papers, books, files, documents, records, policies, customer information and lists, sales and marketing information, data base information and lists, mailing lists, notes, computer software and programs, data, and any other property or information that Executive may have relating to Company, its customers, Executives, policies, or practices (whether those materials are in paper or computer-stored form).

14.         Cooperation.  Executive agrees to cooperate with Company in any internal investigation or administrative, regulatory or judicial proceeding as reasonably requested by Company including, without limitation, Executive being available to Company upon reasonable notice for interviews and factual investigations, appearing at Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to Company all pertinent information and turning over to Company all relevant documents which are or may come into Executive’s possession.

15.         Non-disparagement.  Executive agrees that he/she will not disparage, denigrate, or defame Company or any Released Parties and/or related persons or any of its/their business products or services.

16.         Non-Admission.  This Agreement does not constitute an admission by any of the Released Parties, and Company specifically denies, that any action that any of the Released Parties has taken or has failed to take with respect to Executive was or is wrongful, unlawful, in violation of any local, state or federal act, statute or constitution or susceptible of inflicting any damages or injury upon Executive.

17.         Applicable Law.  This Agreement shall be governed by, construed, and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Agreement shall be governed by, the laws of the State of Texas without giving effect to that State’s principles regarding conflict of laws.

18.         Severability.  In the event that any provision of this Agreement is found by any court or tribunal of competent jurisdiction to be invalid or unenforceable, the remaining provisions shall, at Company’s discretion, remain valid and enforceable.

19.         Remedies.  If any of the provisions of this Agreement are violated, which violation may be determined by Company, in its sole discretion, Company, in addition to other legal remedies, shall have the right to revoke this Agreement, immediately stop all payments and benefits already provided to Executive pursuant to this Agreement and recover any payments previously made and other losses incurred as a result of Executive’s violation.  In any action to enforce the terms of this Agreement or for breach of this Agreement, Company shall be entitled to be reimbursed by Executive for reasonable attorney’s fees and costs.

20.         Entire Agreement.  This Agreement contains the entire agreement and understanding between Executive and Company concerning the matters described herein and supercedes all prior agreements, discussions, negotiations, understandings and proposals of the parties.  Notwithstanding the foregoing sentence, those provisions of Executive’s Employment Agreement that by their terms are intended to survive and are enforceable past the Termination Date shall continue to bind the Executive and are incorporated by reference herein.  The terms of this Agreement cannot be changed except in a subsequent document signed by Executive and an authorized officer of Company.  This Agreement binds and is for the benefit of Executive and Company as well as his/her/its respective heirs, personal representatives, successors and assigns.

21.         Revocation Period.  Executive has the right to revoke this Agreement during a period of seven (7) days after Executive signs it (“Revocation Period”).  To revoke this Agreement, Executive must sign and send a written notice of Executive’s decision to revoke the Agreement, addressed to Company, and that written notice must be received no later than seven (7) days after Executive signed this Agreement.  If Executive exercises his/her right to revoke this Agreement, Executive will not be entitled to any of the money, benefits and other consideration from Company described in Paragraph 4, and must immediately repay to Company any consideration that Executive already has received from Company under that paragraph.

22.         Knowing and Voluntary Waiver.  Executive acknowledges that he/she: (a) has completely read this Agreement and fully understands its meaning; (b) has had the opportunity of twenty-one (21) days to review this agreement before signing it; (c) has had the full opportunity to investigate all matters pertaining to Executive’s claims and fully understands its terms and contents, including the rights and obligations hereunder; (d) has been informed of the right to consult an attorney before signing this document; (e) is entering into this Agreement knowingly and voluntarily; and (f) the only consideration Executive is receiving for signing this Agreement is described herein, and no other promises or representations of any kind have been made by any person or entity to cause Executive to sign this Agreement.

23.         Older Workers’ Benefit Protection Act Protections. Pursuant to the Age Discrimination in Employment Act and the Older Workers’ Benefit Protection Act, if Executive is over the age of forty (40), Company hereby advises Executive of the following:

(a)           Executive is advised to consult with an attorney prior to signing this Agreement.

(b)           Executive is advised to completely read this Agreement and fully understand its meaning.

(c)           Executive has up to forty-five (45) days within which to consider whether he/she should sign this Agreement.  Executive may sign this Agreement at any time during this 45-day period.  However, the offer contained in this Agreement will expire if it is not accepted within 45 days after Executive receives it.

(d)           If Executive signs the Agreement, he/she shall have seven (7) days thereafter to revoke the Agreement.  To revoke the Agreement, Executive must deliver written notice of the revocation to Company, so that it is received before the seven (7) day revocation period expires.

(e)           In signing this Agreement, Executive has had the full opportunity to investigate all matters pertaining to Executive’s claims and fully understands its terms and contents, including the rights and obligations hereunder.

(f)           In signing this Agreement, Executive is not releasing or waiving any federal age discrimination claims based on conduct or events that occur after the Agreement is signed.

(g)           Executive is entering into this Agreement knowingly and voluntarily.

(h)           Executive’s only consideration for signing this Agreement is described herein, and no other promises or representations of any kind have been made by any person or entity to cause Executive to sign this Agreement.

READ CAREFULLY.
THIS DOCUMENT CONTAINS A GENERAL RELEASE OF ALL
KNOWN AND UNKNOWN CLAIMS.

[signature page follows]

[NAME OF EXECUTIVE]	CROSS BORDER RESOURCES, INC.

By:

Its:

PRINT YOUR NAME

Date Signed by Executive	Date Signed by Company